EXHIBIT 99.6

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of 8% convertible preferred stock, Series A, with a par value of $0.01 per share (the “Preferred Stock”) of Brookfield Homes Corporation (the “Company”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City Time, on                  , 2009, the last business day prior to the scheduled expiration date of the Rights Offering of                  , 2009 (which may be extended by the Company in its sole discretion).

This will instruct you whether to exercise Rights to purchase shares of Preferred Stock of the Company distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates.”

Box 1.   ☐   Please DO NOT EXERCISE RIGHTS for shares of Preferred Stock.

Box 2.   ☐   Please EXERCISE RIGHTS for shares of Preferred Stock as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise.

	Number of Shares of Preferred Stock	Per Share Subscription Price	Payment
Basic Subscription Privilege:	x	$25.00 =	$	(Line 1)
Over-Subscription Privilege:	x	$25.00 =	$	(Line 2)
	Total Payment Required		$	(Sum of
Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3.   ☐   Payment in the following amount is enclosed $                                    .

Box 4.   ☐   Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date:                     , 2009